Exhibit 99.1

FOR IMMEDIATE RELEASE

American Vanguard Corporation Announces Lower than Expected Sales and Earnings for the Second Quarter 2009

Newport Beach, CA – July 24, 2009 – American Vanguard Corporation (NYSE:AVD) announced today that its second quarter operating and financial performance has been negatively impacted by recent adverse agricultural industry trends. Delayed and reduced order placement from growers has caused many retail and distributor channels to embrace strict inventory control and adopt a “buy-only-as-needed” purchasing practice. This shrinkage of demand in the distribution inventory pipeline has been the most significant factor influencing American Vanguard’s second quarter sales volumes.

The Company’s sales were also affected by the second consecutive year of poor Midwest corn planting weather. Quarterly earnings were adversely impacted by both the start-up costs of a new manufacturing process and a production scale-back done for the purpose of inventory management which resulted in a lower absorption of overhead costs. As a result of these factors, American Vanguard’s sales for the second quarter will be below those for the second quarter of 2008, and initial analysis indicates an earnings level near “break-even”.

While the Company is not providing guidance for the balance of 2009, it should be noted that the product mix of its business changes in the second half of the year to an emphasis on soil fumigants, foliar insecticides and non-agricultural uses such as mosquito control. American Vanguard is a well-positioned market leader in these applications and will continue to pursue important initiatives in corn yield enhancement, professional pest management and international expansion.

American Vanguard expects to release its quarterly results on Thursday, August 6, 2009. Eric Wintemute, President and CEO, Trevor Thorley, EVP & COO and David T. Johnson, CFO, will be conducting a conference call that day to elaborate on the details of the Company’s performance. At that time the Company will discuss its cost reduction programs, a continuing Sales & Marketing reorganization, current product development pursuits, and new manufacturing efficiency improvements.

Conference call information:

Date:	Thursday, August 6, 2009
Time:	12:00 pm EDT / 9:00 am PDT
Dial-in number:	706-679-3155 (please call in 10 minutes before the call is scheduled to begin)
Conference call ID:	22123273
Webcast:	www.american-vanguard.com

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in the conference call referenced in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com